Exhibit 1.02

EXECUTION VERSION

August 3, 2012

To:    SCANA Corporation
100 SCANA Parkway
Cayce, South Carolina 29033

From:	Morgan Stanley & Co. International plc c/o Morgan Stanley & Co. Incorporated 1585 Broadway New York, NY 10036-8293
From:    Morgan Stanley & Co. Incorporated
Solely as Agent of Morgan Stanley & Co. International plc
1585 Broadway
New York, NY 10036-8293

___________________________________________________________________________

Dear Sirs,

The purpose of this letter agreement (this “Agreement”) is to amend the terms and conditions of (i) the transaction (the “Base Forward Transaction”) entered into between Morgan Stanley & Co. International plc (“Party A”), represented by Morgan Stanley & Co. Incorporated (the “Agent”) as its agent, and SCANA Corporation (“Party B”), pursuant to a letter agreement dated as of May 11, 2010, as amended on October 26, 2011 (as so amended, the “Base Forward Confirmation”), and (ii) the transaction (the “Additional Forward Transaction” and, together with the Base Forward Transaction, the “Transactions”) entered into between Party A, represented by the Agent as its agent, and Party B, pursuant to a letter agreement dated as of May 13, 2010, as amended on October 26, 2011 (as so amended, the “Additional Forward Confirmation” and, together with the Base Forward Confirmation, the “Confirmations”). Capitalized terms used herein with respect to any Confirmation or Transaction but not otherwise defined herein shall have the meaning assigned to them in the Confirmation for such Transaction.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Amendments to Confirmations. Effective as of the date hereof, the definition of “Maturity Date” in Section 2 of each Confirmation shall be amended by replacing “December 31, 2012” with “March 4, 2013”.

2.	Representations and Warranties.

(a)	Each of Party A and Party B represents and warrants to, and agrees with, the other party on the date hereof that:

(i)	it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(ii)
it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other document relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(iii)
such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv)
all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(v)
its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

(vi)
it is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially its ability to perform its obligations under the Transactions as amended hereby; and

(vii)
no Event of Default or Potential Event of Default has occurred and is continuing under either Confirmation and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

(b)    Party B represents and warrants to, and agrees with, Party A on the date hereof that:

(i)
it (A) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into this Agreement; (B) has consulted with its own legal, financial, accounting and tax advisors in connection with this Agreement; and (C) is entering into this Agreement for a bona fide business purpose;

(ii)
it is entering into this Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act; and

(iii)	it is not in possession of any material nonpublic information regarding Party B or the Shares.

3.
No Additional Amendments or Waivers. Except as expressly amended hereby, all the terms of the Transactions and provisions in the Confirmations shall remain and continue in full force and effect and are hereby confirmed in all respects.

4.	Matters Relating to Agent.

(a)
As a broker-dealer registered with the U.S. Securities and Exchange Commission, the Agent will be responsible for (i) effecting the Transactions, (ii) issuing all required confirmations and statements to Party A and Party B and (iii) maintaining books and records relating to the Transactions.

(b)	Morgan Stanley & Co. Incorporated shall act as “agent” for Party A and Party B within the meaning of Rule 15a-6 under the Exchange Act in connection with this Agreement and the Transactions.

(c)	The Agent, in its capacity as such, shall have no responsibility or liability (including, without limitation, by way of guarantee, endorsement or otherwise) to Party A or Party B or otherwise in respect of this Agreement or the Transactions, including, without limitation, in respect of the failure of Party A or Party B to pay or perform under this Agreement or the Confirmations, except for its gross negligence or willful misconduct in performing its duties as Agent hereunder or thereunder.

(d)
Each of Party A and Party B agree to proceed solely against the other to collect or recover any securities or monies owing to Party A or Party B, as the case may be, in connection with or as a result of this Agreement or the Transactions.

(e)
Party A irrevocably appoints the Agent to receive, for it and on its behalf, service of process in any suit, action or proceedings relating to any dispute arising out of or in connection with this Agreement.

5.
Notices. Any notice or other communication in respect of this Agreement may be delivered in any manner permitted for notices or communications in respect of the Confirmations to the address or number specified for purposes of notices or communications in respect of the Confirmations.

6.
Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which shall be identical and all of which, taken together, shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

7.
Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties hereto.

8.
Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter and supersedes all prior or contemporaneous written and oral communications with respect thereto. Each of the parties acknowledges that, in entering into this Agreement, it has not relied on any oral or written representation, warranty or other assurance (except as provided for or referred to in this Agreement) and waives all rights and remedies which might otherwise be available to it in respect thereof, except that nothing in this Agreement will limit or exclude any liability of a party for fraud.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

10.
Jurisdiction. Each party hereby irrevocably (a) submits to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan, New York City in any proceeding arising out of or relating to this Agreement, and to the federal district court located in the Borough of Manhattan, New York City, (b) agrees not to commence any suit, action or proceeding arising out of or relating thereto except in such courts, and (c) waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction or venue.

11.
Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement. Each party (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications herein.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Agreement.

Yours faithfully,

MORGAN STANLEY & CO. INTERNATIONAL PLC
By: Morgan Stanley & Co. Incorporated,
Acting solely in its capacity as its Agent

By: /s/Joseba Picaza
Name: Joseba Picaza
Title: Executive Director

MORGAN STANLEY & CO. INCORPORATED,
as agent for Morgan Stanley & Co. International plc

By: /s/Serkan Savasoglu
Name: Serkan Savasoglu
Title: Managing Director

Confirmed as of the date first written above:

SCANA CORPORATION

By: /s/Mark R. Cannon
Name: Mark R. Cannon
Title: Treasurer